Exhibit 99.1

Zynex Reports First Quarter 2024 Financial Results

Q1 2024 Revenue Increased 10% to $46.5 Million

ENGLEWOOD, Colo., April 30, 2024 -- Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, today reported its financial and operational results for the first quarter ended March 31, 2024.

Key First Quarter Highlights and Business Update

•	Q1 2024 revenue increased 10% year-over-year to $46.5 million; Q1 2024 revenue underperformed guidance of $47.5 million due to payments from a number of insurers being delayed due to a cyber incident, which impacted industry-wide payers. Zynex expects the revenue for the full year to remain as originally forecasted and recognize delayed revenue over the remainder of the year.
•	Q1 2024 net income of $10,000; Diluted EPS $0.00.
•	Q1 2024 orders increased 23% year-over-year, the highest number of orders in Company history for the eighth consecutive quarter.
•	Q1 2024 cash flow from operations of $2.1 million, a 7% year-over-year increase.
•	Repurchased $13.4 million of the Company’s common stock in Q1 2024.

Management Commentary

“During the first quarter of 2024, we continued our focus on order growth, FDA approvals of next-generation devices, and new therapy products,” said Thomas Sandgaard, President, and CEO of Zynex. “Approximately $1.0 million in revenue for the quarter was impacted by payments from a large number of insurers being delayed due to a cyber incident which impacted payers industry-wide. We expect to recognize that revenue over the remainder of the year and reaffirm 2024 guidance of at least $227 million. In the first quarter, increasing sales and profitable growth for our pain management division delivered a 23% improvement in orders year-over-year. We continued our share repurchase plan and repurchased $13.4 million of our common stock in Q1 2024 and $78.5 million over the last twenty-four months.

“During the quarter, the pain management division received clearance from to the U.S. Food and Drug Administration (“FDA”) for the next-generation M-Wave Neuromuscular Electrical Stimulation ("NMES") device. NMES treatments have several uses, including aiding recovery from surgery, managing chronic conditions, and enhancing exercise performance in healthy individuals. The M-Wave introduces the next evolution in NMES devices, allowing for more customizable treatments within clinical and home settings.

“We continued to diversify our pain management revenue stream with the introduction of two new therapy products; the Zynex Pro Hybrid LSO, a versatile 3-in-1 spinal orthosis, and the Zynex DynaComp Cold Compression, which combines cold therapy and compression to accelerate recovery. These products allow our salespeople to compete effectively against other industry leaders in the cold compression and bracing markets and complement our other products in low-back support, bracing, cervical traction, cold/hot therapy equipment, and compression.

"We have four pre-revenue hospital monitoring products in the pipeline, including a laser-based pulse oximeter, NiCO™; a monitor for noninvasive detection of blood and fluid loss; a monitor for early detection of sepsis; and a noninvasive, laser-based monitor of total hemoglobin levels, HemeOx™. For NiCO, the FDA 510(k) submission is now tracking to the second half of 2024.

“We expect 2024 net revenue to increase approximately 23% compared to 2023. Innovative new products and aggressive promotion from an expanding direct salesforce are diversifying revenue streams and ensuring sustained growth. We look forward to additional updates in the months to come as we work to build long-term value for our shareholders," concluded Sandgaard.

First Quarter 2024 Financial Results

Net revenue was $46.5 million for the three months ended March 31, 2024, compared to $42.2 million in the prior year quarter. Net revenue was affected by payments from a number of insurers being delayed due to a cyber incident which impacted healthcare payers industry-wide.

Gross profit in the quarter ended March 31, 2024, was $37.2 million, or 80% of revenue, as compared to $32.9 million or 78% of revenue, in 2023.

Sales and marketing expenses were $23.4 million for the three months ended March 31, 2024, compared to $21.2 million in the prior year period.

General and administrative expenses for the three months ended March 31, 2024, were $13.3 million, versus $11.4 million in the prior year period.

Net income for the three months ended March 31, 2024, totaled $10,000, or $0.00 per basic and diluted share, as compared to net income of $1.6 million, or $0.04 per basic and diluted share, in the quarter ended March 31, 2023.

Adjusted EBITDA for the three months ended March 31, 2024, was $1.7 million, as compared to $1.0 million in the quarter ended March 31, 2023.

As of March 31, 2024, the Company had working capital of $56.2 million. Cash and cash equivalents were $32.9 million at March 31, 2024. Cash flow from operations for the three months ended March 31, 2024, was $2.1 million compared to $1.9 million in the three months ended March 31, 2023.

The Company continued its latest stock buyback by repurchasing $13.4 million of its common stock during the first quarter.

Second Quarter and Full Year 2024 Guidance

Second quarter 2024 revenue is estimated to be at least $52.0 million, an increase of approximately 16% from Q2 2023. Second quarter Diluted EPS is estimated to be at least $0.08.

The Company expects 2024 net revenue of at least $227 million, a 23% increase from 2023. Diluted EPS is expected to be at least $0.50 per share, an 85% increase compared to 2023.

Conference Call and Webcast Details

Tuesday, April 30, 2024, at 4:15 PM Eastern Time (2:15 PM Mountain Time)

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast: Q1 2024 Webcast Link

U.S. & Canada dial-in number: 800-836-8184

International number: 646-357-8785

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring, receivables adjustment and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the financial information prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. our results of operations and the plans, strategies and objectives for future operations; the timing and scope of any potential stock repurchase; and other similar statements.

Words such as "anticipate," "believe," "continue," "could," "designed," "endeavor," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "seek," "should," "target," "preliminary," "will," "would" and similar expressions are intended to identify forward-looking statements. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products; the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources; the need to keep pace with technological changes; our dependence on the reimbursement for our products from health insurance companies; our dependence on third party manufacturers to produce our products on time and to our specifications' implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy; market conditions; the timing, scope and possibility that the repurchase program may be suspended or discontinued; economic factors, such as interest rate fluctuations; and other risks described in our filings with the Securities and Exchange Commission.

These and other risks are described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2023 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statements contained in this press release represent Zynex's views only as of today and should not be relied upon as representing its views as of any subsequent date. Zynex explicitly disclaims any obligation to update any forward-looking statements, except to the extent required by law.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Investor Relations Contact:
Quinn Callanan, CFA or Brian Prenoveau, CFA
MZ Group – MZ North America
ZYXI@mzgroup.us
+949 694 9594

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$32,861	$44,579
Accounts receivable, net	25,439	26,838
Inventory, net	15,476	13,106
Prepaid expenses and other	4,213	3,332
Total current assets	77,989	87,855

Property and equipment, net	3,234	3,114
Operating lease asset	11,857	12,515
Finance lease asset	537	587
Deposits	409	409
Intangible assets, net of accumulated amortization	7,932	8,158
Goodwill	20,401	20,401
Deferred income taxes	3,866	3,865
Total assets	$126,225	$136,904

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	10,325	8,433
Operating lease liability	3,881	3,729
Finance lease liability	183	196
Income taxes payable	637	633
Accrued payroll and related taxes	6,729	5,541
Total current liabilities	21,755	18,532
Long-term liabilities:
Convertible senior notes, less issuance costs	57,839	57,605
Operating lease liability	13,184	14,181
Finance lease liability	347	457
Total liabilities	93,125	90,775

Stockholders' equity:
Common stock	32	33
Additional paid-in capital	91,259	90,878
Treasury stock, at cost	(84,981)	(71,562)
Retained earnings	26,790	26,780
Total stockholders' equity	33,100	46,129
Total liabilities and stockholders' equity	$126,225	$136,904

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(unaudited)

	For the Three Months Ended March 31,
	2024	2023
NET REVENUE
Devices	$14,025	$11,944
Supplies	32,506	30,226
Total net revenue	46,531	42,170

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	9,298	9,269
Sales and marketing	23,380	21,227
General and administrative	13,328	11,390
Total costs of revenue and operating expenses	46,006	41,886

Income from operations	525	284

Other income (expense)
Gain on sale of fixed assets	—	2
Gain on change in fair value of contingent consideration	—	1,400
Interest expense, net	(512)	(84)
Other income (expense), net	(512)	1,318

Income from operations before income taxes	13	1,602
Income tax expense	3	33
Net income	$10	$1,569

Net income per share:
Basic	$0.00	$0.04
Diluted	$0.00	$0.04

Weighted average basic shares outstanding	32,344	36,694
Weighted average diluted shares outstanding	32,827	37,442

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10	$1,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	638	615
Amortization	461	229
Non-cash reserve charges	—	408
Stock-based compensation	734	307
Non-cash lease expense	(187)	(272)
Benefit for deferred income taxes	(1)	8
Gain on change in fair value of contingent consideration	—	(1,400)
Gain on sale of fixed assets	—	(2)
Change in operating assets and liabilities:
Accounts receivable	1,399	2,596
Prepaid and other assets	(813)	(1,262)
Accounts payable and other accrued expenses	2,709	369
Inventory	(2,882)	(1,139)
Deposits	—	(92)
Net cash provided by operating activities	2,068	1,934

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(153)	(184)
Proceeds on sale of fixed assets	—	10
Net cash used in investing activities	(153)	(174)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on finance lease obligations	(123)	(31)
Cash dividends paid	(3)	—
Purchase of treasury stock	(13,280)	(3,353)
Proceeds from the issuance of common stock on stock-based awards	13	27
Principal payments on long-term debt	—	(1,333)
Taxes withheld and paid on employees' equity awards	(240)	(422)
Net cash used in financing activities	(13,633)	(5,112)

Net decrease in cash	(11,718)	(3,352)
Cash at beginning of period	44,579	20,144
Cash at end of period	$32,861	$16,792

ZYNEX, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Three Months Ended March 31,
	2024	2023
Adjusted EBITDA:
Net income	$10	$1,569
Depreciation and Amortization*	426	423
Stock-based compensation expense	734	307
Interest expense and other, net	512	82
Change in value of contingent consideration	—	(1,400)
Income tax expense	3	33
Adjusted EBITDA	$1,685	$1,014
% of Net Revenue	4%	2%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.